Exhibit 99.1

Per-Se Technologies Adopts Policy for Rule 10b5-1 Trading Plans

    ALPHARETTA, Ga.--(BUSINESS WIRE)--May 10, 2005--Per-Se Technologies, Inc. (Nasdaq: PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, today announced that its Board of Directors has adopted a policy authorizing stock trading plans that comply with Rule 10b5-1 under the Securities Exchange Act of 1934.
    Rule 10b5-1 stock trading plans provide for pre-determined future purchases or sales of Company stock, or the exercise of stock options, according to pre-determined pricing criteria. Insiders may enter into Rule 10b5-1 plans only when they are not in possession of material, nonpublic information. The plans are designed to allow insiders to gradually diversify their investment portfolios, to minimize the market effect of stock trades by spreading them over time in a systematic manner, and to avoid concerns about initiating stock trades outside of the traditional trading "windows."

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare.
    Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    CONTACT: Per-Se Technologies, Alpharetta
             Michele Howard, 770/237-7827
             investors@per-se.com